Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 22, 2013, relating to the consolidated financial statements and financial statement schedule of Chambers Street Properties and subsidiaries, and the effectiveness of Chambers Street Properties and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Chambers Street Properties and subsidiaries for the year ended December 31, 2012.

/s/ DELOITTE & TOUCHE LLP

Los Angeles, California

June 28, 2013